Exhibit 99.3

Harris Corporation Increases Quarterly Dividend 18 Percent

to 33 Cents Per Share

MELBOURNE, Florida, February 27, 2012 – The Board of Directors of Harris Corporation (NYSE:HRS), an international communications and information technology company, has increased the quarterly cash dividend from 28 cents per share to 33 cents per share and declared a quarterly cash dividend of 33 cents per share, payable March 16, 2012, to shareholders of record March 7, 2012. The annualized cash dividend will increase from $1.12 per share to $1.32 per share.

“Increasing the dividend by 18 percent and the target payout ratio from 20 to 25 percent reflects our company’s financial strength and continuing ability to generate strong cash flow,” said William M. Brown, president and chief executive officer. “This increase in our dividend also demonstrates our commitment to rewarding shareholders.”

About Harris Corporation

Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has approximately $6 billion of annual revenue and about 17,000 employees — including nearly 7,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems, and services. Additional information about Harris Corporation is available at www.harris.com.

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Forward-Looking Statements

This press release contains forward-looking statements that reflect management’s current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Statements about the company’s financial strength, ability to generate strong cash flow, payout ratio and outlook are forward-looking and involve risks and uncertainties. Other factors that may impact the company’s results and forward-looking statements may be disclosed in the company’s filings with the SEC. Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com

Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com

HARRIS CORPORATION | 1025 West NASA Boulevard, Melbourne, FL USA 32919	assuredcommunications™